EXHIBIT 5.1
                OPINION OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP



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                                December 19, 2002


First Security Group, Inc.
817 Broad Street
Chattanooga, TN  37402

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     This opinion is given in connection with the filing by First Security Group, Inc. ("First Security"), a corporation organized and existing under the laws of the State of Tennessee, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of common stock of First Security to be issued in connection with the proposed merger (the "Merger") of Premier National Bank of Dalton ("Premier") with and into Dalton Whitfield Bank ("Dalton Whitfield"), a wholly owned subsidiary of First Security.

     The Merger is intended to be effected pursuant to an Agreement and Plan of Merger dated as of November 19, 2002 (the "Agreement") among First Security, Dalton Whitfield and Premier.

     In rendering this opinion, we have examined such corporate records and documents, including the Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein.

     Based upon the foregoing, it is our opinion that the shares of First Security common stock, when issued to holders of Premier common stock in accordance with the terms and upon the fulfillment of the conditions set forth in the Agreement, such shares will be validly issued, fully paid and nonassessable under the Tennessee Business Corporation Act.

     We hereby consent to the use of this opinion and to the reference made to our Firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                                  Very truly yours,


                                      /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP


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